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[PALMER & DODGE LLP LETTERHEAD]

                                                                     EXHIBIT 5.1

                                February 1, 2001

ArQule, Inc.
19 Presidential Way
Woburn, Massachusetts 01801

We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by ArQule, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof. The Registration Statement relates to 3,106,622 shares of the Company's Common Stock, $.01 par value per share, comprising of (i) 3,092,037 shares of Common Stock currently outstanding (the "Shares") and (ii) 14,585 shares of Common Stock (the "Warrant Shares") issuable upon exercise of warrants to purchase Common Stock (the "Warrants"). We understand that the Shares and the Warrant Shares are to be offered and sold in the manner described in the Registration Statement.

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares and the Warrant to the selling stockholders. We have examined all such documents as we consider necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that upon the issuance and delivery of the Shares to the selling stockholders, the Shares were validly issued, fully paid, and nonassessable, and that upon exercise of the Warrants in accordance with the terms thereof, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus filed as part thereof.


                                Very truly yours,

                                /s/ PALMER & DODGE LLP